UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of report (Date of earliest event reported): AUGUST 21, 2006

                                  SRKP 1, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)

               333-114622                        51-05021250
        (Commission File Number)      (IRS Employer Identification No.)


  1900 AVENUE OF THE STARS, SUITE 310
        LOS ANGELES, CALIFORNIA                      90067
--------------------------------------------------------------------------------
 (Address of Principal Executive Offices)         (Zip Code)

                                 (310) 203-2902
              (Registrant's Telephone Number, Including Area Code)


          (Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On August 21, 2006, SRKP 1, Inc., a Delaware corporation (the "Company"), entered into a Share Exchange Agreement with Full Art International, Ltd., a Hong Kong company ("Full Art") and KGE Group Limited ("KGE"), which is the sole shareholder of Full Art, pursuant which the Company agreed to issue an aggregate of 45,750,000 shares of its common stock to KGE and its designees in exchange for 100% of the share capital of Full Art (the "Share Exchange"). The Company also agreed to cancel 3,025,000 shares of common stock prior to the closing of the Share Exchange. Full Art is the 100% parent of Zhuhai King Glass Engineering Co., Ltd., a company organized under the laws of the People's Republic of China.

The consummation of the Share Exchange is subject to certain conditions. Pursuant to the terms of the Agreement, the Company expects there will be approximately 50,000,000 shares of common stock issued and outstanding after giving effect to the transactions contemplated by the Share Exchange Agreement.

The Share Exchange will result in a change-in-control of the Company and the assumption of Full Art's operations and liabilities. In connection with the change-in-control, the Board of Directors and management of Full Art will become the Board of Directors and management of the Company.




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

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                 SRKP 1, INC.


Date: August 25, 2006
                                                 By:    /s/ Richard Rappaport
                                                        ---------------------
                                                 Name:  Richard Rappaport
                                                 Title: President


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